Exhibit 99.1

Charlotte’s Web Reports 2023 First Quarter

Financial Results

Net cash of $61M

Net revenue of $17M decreased 12.1% YoY

14% YoY reduction in operating expenses

Louisville, CO May 12, 2023 - (TSX:CWEB, OTCQX:CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), the market leader in full spectrum hemp extract wellness products, today reported financial results for the first quarter ended March 31, 2023.

“In the first quarter, we maintained prudent cost controls to balance softness in the CBD category due to the unregulated environment. We successfully reduced operating expenses by 14% on a year-over-year basis and ended the first quarter with a cash balance of $61 million. This provides ample working capital to support growth plans, including the launch of ReCreate,™ our new NSF Certified for Sport® lifestyle brand,” said Jessica Saxton, Chief Financial Officer. “We continue to maintain healthy gross profit margins and have improved our operating margins, despite a net revenue decline of 12.1% year-over-year.”

“On the regulatory front we were encouraged during the quarter by increased activity in Washington, D.C. including the reintroduction of bill H.R. 1629 for the regulation of hemp CBD as dietary supplements. We are working with Congressman Griffith to address the concerns of the FDA while meeting the needs of the industry and the consumer,” said Jacques Tortoroli, Chief Executive Officer of Charlotte’s Web. “We are supporting federal and state legislative initiatives to help advance a comprehensive U.S. CBD regulatory framework through our efforts in Washington and anticipate further progress throughout this year. In parallel, we have also established DeFloria LLC with AJNA BioSciences and BAT to pursue a regulatory pathway with the U.S. Food and Drug Administration (“FDA”) for an investigative new drug.”

ReCreate™ by Charlotte’s Web

Subsequent to the end of the first quarter, the Company launched a new lifestyle brand named “ReCreate™”. The first product under the new brand is a broad spectrum CBD oil tincture “ReCreate Daily Edge” - the only broad spectrum CBD oil to be NSF Certified for Sport®. ReCreate Daily Edge was developed for the sports and cultural lifestyle pillars that provide athletes and consumers with natural options to support recovery from intense workouts, stay calm under pressure, and maintain healthy sleep cycles and focus. The ReCreate brand will also carry the iconic MLB logo and launch with MLB’s base of approximately 180 million fans. Beginning in the second half of 2023, future ReCreate products and formats will be launched, including CBD formulations combined with functional botanical wellness formulations for self-care and mental well-being. The lifestyle brand targets cultural verticals of Millennials and GenZers, who make up approximately 47% of a multi-billion-dollar CBD market. ReCreate products have received early distribution support from retail partners including Fresh Thyme, The Vitamin Shoppe, and Southern Glazer’s Wine & Spirits.

Botanical IND (Investigative New Drug)

On April 6, 2023, Charlotte’s Web announced (Press Release) the formation of DeFloria LLC (“DeFloria” or the “Entity”) with AJNA BioSciences PBC (“AJNA”), a botanical drug development company focused on mental health and neurological disorders, and a subsidiary of British American Tobacco PLC (LSE: BATS and NYSE: BTI) (“BAT”). BAT holds an equity interest in the Entity in the form of 200,000 preferred units following its $10 million investment and has the right to participate in future equity issuances to maintain its pro rata equity position. The Company and AJNA each hold 400,000 of the Entity’s voting common units. DeFloria was established to pursue a botanical investigative new drug (“IND”) through the FDA drug development pathway for a botanical drug to target a neurological condition. The novel botanical drug will be developed from certain proprietary hemp genetics of Charlotte’s Web. Renowned neurologist Dr. Orrin Devinsky, Chief Medical Advisor for AJNA, is leading the project. He was a principal investigator for the development of a cannabis-based FDA approved drug approved in 2018. AJNA has a pre-IND filed with the FDA on behalf of DeFloria and is commencing its first set of phase I clinical trials in summer of 2023.

Q1 2023 Financial Review

The following table sets forth selected financial information for the periods indicated.

	Three Months Ended, March 31,
U.S. $ millions, except per share data	2023	2022

Revenue	$17.0	$19.4
Cost of goods sold	7.1	7.6
Gross profit	9.9	11.8

Selling, general and administrative expenses	17.5	20.4
Operating loss	(7.6)	(8.6)

Other income (expense), net	(0.7)	(0.1)
Change in fair value of financial instruments and other	5.4	0.1
Net loss	$(2.9)	$(8.6)
Net loss per common share, basic and diluted	$(0.02)	$(0.06)

Consolidated net revenue for the first quarter ended March 31, 2023, was $17.0 million, a decrease of 12.1% from $19.4 million in the first quarter of 2022. The decrease was primarily due to lower oil tincture sales volume and related product mix for the periods. Gross profit was $9.9 million, or 58.3% of revenue, as compared to gross profit of $11.8 million, or 60.5% of revenue, in the first quarter of 2022. Excluding inventory provisions, gross margins were comparable at approximately 60% in the first quarter of both 2022 and 2023.

Business-to-business (“B2B”) retail net revenue was $5.7 million, a decrease of 7.7% year-over-year from $6.2 million in Q1 2022. The decrease was primarily due to comparable product mix for the periods, including a consumer preference shift from higher priced oil tinctures, to lower unit-priced gummies and topical products, which more than offset distribution gains, particularly in the Natural Channel. On a comparative basis, Q1 2022 included significant relative expansion following the passing of Assembly Bill 45 in California in Q4 2021, while there was not a similar positive regulatory event supporting Q1 2023. New B2B distribution partners in grocery, natural, and pet retail were added in late 2022; however, require time to materially increase sales. On May 1, 2023, Charlotte’s Web announced a new partnership with Phillips Pet Food & Supplies, America’s largest distributor in the pet specialty retail channel, covering more than 6,000 retailers representing more than 14,000 retail locations. B2B sales contributed 34% of the Company’s total net revenue in Q1 2023.

In the US, Charlotte’s Web holds the number one market share position in the CBD market relative to retail dollars based on market share data from leading third-party analysts such as Nielsen Company (US), LLC, SPINS, LLC, and Brightfield Group.

Direct-to-consumer (“DTC”) net revenue through the Company’s webstore was $11.3 million, a decrease of 14.2% from $13.1 million in Q1 2022. The decrease was attributable to lower traffic to the Company’s webstore. The Company is seeing a category-wide decrease in consumers searching for CBD wellness solutions and continuing to shift from higher cost tinctures to gummies. E-commerce conversion rates remain strong at 11.7%, consistent with our historical conversion rates based on total site traffic. DTC sales contributed 66% of the Company’s total net revenue in Q1 2023.

Charlotte’s Web maintains the largest e-commerce business in the CBD industry. E-commerce is the CBD industry’s largest sales channel representing approximately 37% of total annual industry sales. Later this year, the Company is launching initiatives to increase online traffic to broaden demographic exposure, with partners such as MLB and improve consumer experience on our platform.

	Three Months Ended
	March 31,

	2023	2022
Total Revenue - U.S. $ millions	$17.0	$19.4
Direct-to-consumer ("DTC”)	$11.3	$13.1
Business-to-business ("B2B”)	$5.7	$6.2

Total selling, general and administrative expenses in the quarter were $17.5 million, a 14.0% reduction from $20.4 million in Q1 2022. The reduction reflects actions taken in 2022 to improve operating efficiencies and reduce personnel and marketing expenses to better align with current revenues. This was partially offset by an increase in the amortization expense related to MLB assets and convertible debenture discounts of approximately $2.1 million.

Lower operating expenses supported a reduced operating loss of $7.6 million for the first quarter of 2023, an improvement of $1.0 million, or 12.1%, as compared to an operating loss of $8.6 million in Q1 2022.

Total change in fair value of financial instruments and other for the three months ended March 31, 2023, was $5.4 million, primarily due to a revaluation of the fair value of the Company's debt and interest rate conversion. Net loss for the first quarter was $2.9 million, or ($0.02) per share on a basic and diluted basis, as compared to a net loss of $8.6 million, or ($0.06) per share, on a basic and diluted basis in Q1 2022.

Adjusted EBITDA1 loss for the first quarter of 2023 was $3.3 million, an improvement of $2.0 million, or 57.7% as compared to an Adjusted EBITDA loss of $5.3 million for the first quarter of 2022.

Balance Sheet and Cash Flow

Net cash used from operations, for the three months ended March 31, 2023, was $6.1 million as compared to $4.7 million in Q1 2022. The first quarter of 2023 included rights fee payments to MLB which did not occur in the prior year period.

The Company’s cash and working capital as of March 31, 2023, were $60.8 million and $78.5 million respectively, compared to $67.0 million and $82.3 million at December 31, 2022, respectively.

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s audited consolidated financial statements and accompanying notes for the three months ended March 31, 2023 and 2022 and related management’s discussion and analysis of financial condition and results of operations (“MD&A”) are reported in the Company’s 10-Q filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR at www.sedar.com, and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Conference Call

Management will host a conference call to discuss the Company’s 2023 first quarter at 10:00 a.m. ET on May 12, 2023. There are three ways to join the call:

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/3nhInAl to receive an instant automated call back, or
•	Dial 1-416-764-8659 or 1-888-664-6392 approximately 10 minutes before the conference call and provide confirmation number 59487501, or
•	Listen to the live webcast online.

A recording of the call will be available through May 19, 2023. To listen to a replay of the earnings call please dial 1-416-764-8677 or 1-888-390-0541 and provide conference replay ID 487501. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

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About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Denver, is the market leader in innovative hemp extract wellness products under a family of brands that includes Charlotte's Web™, CBD Medic™, and CBD Clinic™. Charlotte’s Web whole-plant CBD extracts come in full-spectrum and broad-spectrum (THC-free) options, including ReCreate™ by Charlotte’s Web, the world’s only broad-spectrum CBD certified NSF for Sport®, which is the official CBD of Major League Baseball©. Founded by the seven Stanley Brothers, Charlotte’s Web ignited the CBD industry when the brothers came to global prominence with the coverage of a young girl’s astounding reaction to their hemp extract. Their advocacy changed laws, public perception, and research around the vast health potential of plant-based solutions. The Stanleys built their business with the mission to bring botanical options to health seekers worldwide. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBC, CBG, terpenes, flavonoids, and other beneficial compounds. The Company's CW Labs R&D division advances hemp science at a center of excellence in Louisville, Colorado. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, stress, exercise recovery), CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with 20+ product lot testing for quality assurance. Charlotte’s Web products are distributed to retailers and health care practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

© Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”. As of March 31, 2023, Charlotte's Web had 152,432,914 Common Shares outstanding.

Forward-Looking Information

In the interest of providing the shareholders and potential investors of Charlotte's Web Holdings, Inc. with information about the Company, certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Although these forward-looking statements are based on assumptions the Company considers to be reasonable based on the information available on the date such statements are made, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate.

Specifically, this press release contains forward-looking statements relating to, but not limited to: activities relating to, and sponsorship of, legislation to advance regulatory framework; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the conversion of the convertible debenture held by BAT; international expansion activities and strategy, including the Company’s strategic alliance with Tilray and the availability of the Company’s products through Tilray’s distribution network in Canada; sales volume, product, channel and international expansion plans; growth of the Company’s market share position; the impact of the Company’s partnership with the MLB on the health and wellness of its players and fans; the impact of the Company’s new distribution partners on sales; the ratification of legislative changes in Colorado and other states; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; anticipated new marketing partners; the impact of certain activities on the Company's business and financial condition; suggested regulatory developments; and the Company's anticipated trajectory, long-term growth expectations and shareholder value creation.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to, the following: the impact of the COVID-19 pandemic; the regulatory climate in which the Company currently operates and may in the future operate; successful sales of the Company's products; the success of sales and marketing activities; there will be no significant delays in the development and commercialization of the Company's products, including in relation to supply chain disruptions; outcomes from R&D activities; ability for the Company to leverage R&D and brand recognition for product sales; the Company's ability to deal with adverse growing conditions (due to pests, disease, fungus, climate or other factors) in a timely and cost-effective manner; there will be no significant reduction in the availability of qualified and cost-effective human resources; new products will continue to be added to the Company's portfolio; demand for the Company's products will grow in the foreseeable future; there will be no significant barriers to the acceptance of the Company's products in the market, including in international markets; the Company will be able to maintain compliance with applicable contractual and regulatory obligations and requirements; there will be adequate liquidity available to the Company to carry out its operations and business plans; the Company will have sufficient capital to pursue its sales volume, product, channel and international expansion; and products do not develop that would render the Company's current and future product offerings undesirable and the Company is otherwise able to minimize the impact of competition and keep pace with changing consumer preferences.

The Company's forward-looking statements are subject to risks and uncertainties pertaining to, among other things, the adverse impact of the COVID-19 pandemic to the Company's operations, supply chain, distribution chain, and to the broader market for the Company's products; revenue fluctuations; nature of government regulations (both domestic and foreign); economic conditions; loss of key customers; retention and availability of executive talent; competing products; common share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; international and political considerations; regulatory changes; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022 available on www.sec.gov and www.sedar.com, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedar.com. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Except as required by applicable law, the Company assumes no obligation to publicly update or revise any forward-looking statements made, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

(1) Non-GAAP Measures

The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

For further information contact:

Jessica Saxton

Chief Financial Officer

Jessica.Saxton@CharlottesWeb.com

(720) 388-6505

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	March 31,	March 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$60,781	$66,963
Accounts receivable, net	2,578	1,847
Inventories, net	25,573	26,953
Employee retention credit receivable	4,261	—
Prepaid expenses and other current assets	7,944	7,998
Total current assets	101,137	103,761
Property and equipment, net	27,962	29,330
License and media rights	25,041	26,871
Operating lease right-of-use assets, net	16,025	16,519
SBH purchase option and other derivative assets	2,715	3,620
Intangible assets, net	1,559	1,771
Other long-term assets	1,532	5,770
Total assets	$175,971	$187,642
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,707	$4,018
License and media rights payable - current	10,510	7,759
Accrued and other current liabilities	6,138	7,344
Lease obligations - current	2,268	2,306
Total current liabilities	22,623	21,427
Convertible debenture	38,426	37,421
Lease obligations - noncurrent	17,364	17,905
License and media rights payable - noncurrent	15,921	20,383
Derivative and other long-term liabilities	6,738	13,001
Total liabilities	101,072	110,137
Commitments and contingencies (note 7)
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of March 31, 2023 and December 31, 2022, respectively; 152,432,914 and 152,135,026 shares issued and outstanding as of March 31, 2023 and December 31, 2022	1	1
Additional paid-in capital	325,737	325,431
Accumulated deficit	(250,839)	(247,927)
Total shareholders’ equity	74,899	77,505
Total liabilities and shareholders’ equity	$175,971	$187,642

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Three Months Ended March 31, (unaudited)
	2023	2022

Revenue	$17,010	$19,356
Cost of goods sold	7,093	7,643
Gross profit	9,917	11,713

Selling, general, and administrative expenses	17,513	20,355
Operating loss	(7,596)	(8,642)

Other (expense) income, net	(698)	(84)
Change in fair value of financial instruments and other	5,382	100
Loss before provision for income taxes	(2,912)	(8,626)
Income tax expense		—
Net loss	$(2,912)	$(8,626)
Net loss per common share, basic and diluted	$(0.02)	$(0.06)
Weighted-average shares used in computing net loss per share, basic and diluted	152,314,150	144,990,224

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

(unaudited)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2022	152,135,026	$1	$325,431	$(247,927)	$77,505
Common shares issued upon vesting of restricted share units, net of withholding	297,888	—	(69)		(69)
Share-based compensation	—	—	375	—	375
Net loss		—		(2,912)	(2,912)
Balance - March 31, 2023	152,432,914	$1	$325,737	$(250,839)	$74,899

Balance - December 31, 2021	144,659,964	$1	$319,059	$(188,614)	$130,446
Common shares issued upon vesting of restricted share	77,193	—	(45)	—	(45)
Harmony Hemp contingent equity compensation	169,045	—	165	—	165
ATM program issuance costs	239,500	—	(2)	—	(2)
Share-based compensation	—	—	1,214	—	1,214
Net loss	—	—	—	(8,626)	(8,626)
Balance - March 31, 2022	145,145,702	$1	$320,391	$(197,240)	$123,152

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31, (unaudited)
	2023	2022

Cash flows from operating activities:
Net loss	$(2,912)	$(8,626)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,792	2,078
Change in fair value of financial instruments	(5,351)	(100)
Convertible debenture accrued interest	697	—
Changes in right-of-use assets	493	636
Share-based compensation	375	1,379
Allowance for credit losses	326	—
Other non-cash expense	442	84
Changes in operating assets and liabilities:
Accounts receivable, net	(1,212)	2,228
Inventories, net	1,187	(979)
Prepaid expenses and other current assets	480	1,313
License and media rights	(2,000)	—
Operating lease obligations	(925)	(644)
Accounts payable, accrued and other liabilities	(1,098)	(2,797)
Other operating assets and liabilities, net	(367)	749
Net cash used in operating activities	(6,073)	(4,679)
Cash flows from investing activities:
Other investing activities	(40)	(271)
Net cash used in investing activities	(40)	(271)
Cash flows from financing activities:
Other financing activities	(69)	(47)
Net cash used in financing activities	(69)	(47)
Net decrease in cash and cash equivalents	(6,182)	(4,997)
Cash and cash equivalents - beginning of period	66,963	19,494
Cash and cash equivalents - end of period	$60,781	$14,497

Non-cash activities:
Non-cash purchases of property and equipment	$—	$(67)

(1) Non-GAAP Measures - EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP. The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization. Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. The non-GAAP financials measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers. The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

Adjusted EBITDA for the three and three months ended March 31, 2023, and 2022 is as follows:

Charlotte's Web Holdings, Inc.
Statement of Adjusted EBITDA
(In Thousands)
	Three Months Ended
	March 31,
	(unaudited)
U.S. $ Thousands	2023	2022

Net loss	$(2,912)	$(8,626)
Depreciation of property and equipment and amortization of intangibles	3,792	2,078
Interest (income) expense	799	19
Income tax expense	—	—
EBITDA	1,679	(6,529)

Stock Comp	375	1,379
Mark-to-market financial instruments	(5,382)	(100)

Adjusted EBITDA	$(3,328)	$(5,250)

Certain prior year amounts in the table above have been conformed to the current year presentation in accordance with how the Company is defining the EBITDA and Adjusted EBITDA calculation at March 31, 2023